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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 FORM 8-A/A

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                            ANGELICA CORPORATION
           (Exact name of registrant as specified in its charter)


                MISSOURI                                43-0905260
        (State of Incorporation)         (I.R.S. Employer Identification Number)

        424 SOUTH WOODS MILL ROAD
         CHESTERFIELD, MISSOURI                         63017-3406
(Address of principal executive offices)                (Zip Code)

      Securities to be registered pursuant to Section 12(b) of the Act:

Title Of Each Class                             Name Of Each Exchange On Which
To Be So Registered                             Each Class Is To Be Registered
-------------------                             ------------------------------

Preferred Stock Purchase Rights                     New York Stock Exchange

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.
         |X|

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. | |

         Securities Act registration statement file number to which this
form relates:               (if applicable)
              -------------

         Securities to be registered pursuant to Section 12(g) of the Act: None


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               INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.           DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Item 1 of the Registration Statement is hereby amended as follows:

                  o The fourth sentence of the twelfth paragraph of Item 1, which currently reads as follows, "Each one one-hundredth of a share of Preferred Stock will have one vote, voting together with the shares of Common Stock", will be deleted in its entirety, and will be replaced by the following sentence, "Each share of Preferred Stock will have one vote, voting together with the shares of Common Stock."

                  o The second sentence of the second paragraph of Item 1, which currently reads as follows:

                      "No separate Right Certificate will be distributed to the earlier of:

                           (i) the close of business on the date which is
                      ten days following the first to occur of: (a) a public announcement that, without the prior written approval of the Board of Directors of the Company, a person or group of affiliated or associated persons (other than (1) the Company, (2) any subsidiary of the Company or
                      (3) any employee benefit plan of the Company or a subsidiary of the Company or entity holding securities of the Company for or pursuant to the terms of such a plan) (each an "Acquiring Person") has acquired, or obtained the right to acquire, a number of shares of the Company representing 20% of the voting power (the "Voting Power") of all the securities of the Company entitled to vote for the election of directors; provided, however that a person will not be deemed to be an Acquiring Person if such person: (x) becomes the beneficial owner of 20% or more of the Voting Power of the Company as a result of: (A) an acquisition of Common Stock by means of shares issued directly by the Company which increased the proportionate Voting Power of such securities beneficially owned by such person to 20% or more of the Voting Power, if such transaction is approved by a majority of the members of the Board of Directors of the Company, unless such person was an Acquiring Person prior to such acquisition of shares from the Company; or (B) an acquisition by the Company of the Company's voting securities, unless such person thereafter acquires additional voting securities of the Company (other than pursuant to a stock dividend, stock split, recapitalization or similar transaction) or; (y) has become beneficial owner of 20% or more of the Voting Power of the Company inadvertently(as determined by a majority of the Board of Directors) and divests as promptly as practicable such number of voting securities so as to no longer be an Acquiring Person; or (b) the Company's first notice of or other determination that a person has become an Acquiring Person (the first to occur of the events in clause (a) or (b) above being called the "Stock Acquisition Date"): or

                           (ii) the close of business of the date (or such
                      other date as determined by the Board of Directors prior to the time any person becomes an Acquiring Person) which is ten days following the commencement or first public announcement of the intention of any person (other than (a) the Company, (b) any subsidiary of the Company, or (c) any employee benefit plan of the Company or a subsidiary of the Company or entity holding securities of the Company for or pursuant to the terms of such a plan) to make a tender offer or exchange offer (if such intention to commence remains in effect for five days after such commencement or announcement), without the prior written approval of a majority of the Board of Directors, for 20% or more of


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                      the Voting Power of the Company (the earlier of the
                      dates in clause (i) or (ii) above being called the "Distribution Date")."

                      will be deleted in its entirety and will be replaced by the following:

                      "No separate Right Certificate will be distributed to the earlier of:

                           (i) the close of business on the date which is
                      ten days following the first to occur of: (a) a public announcement that, without the prior written approval of the Board of Directors of the Company, a person or group of affiliated or associated persons (other than (1) the Company, (2) any subsidiary of the Company or
                      (3) any employee benefit plan of the Company or a subsidiary of the Company or entity holding securities of the Company for or pursuant to the terms of such a plan) (each an "Acquiring Person") has acquired, or obtained the right to acquire, a number of shares of the Company representing 15% or more of the voting power (the "Voting Power") of all the securities of the Company entitled to vote for the election of directors; provided, however that a person will not be deemed to be an Acquiring Person if such person: (x) becomes the beneficial owner of 15% or more of the Voting Power of the Company as a result of: (A) an acquisition of Common Stock by means of shares issued directly by the Company which increased the proportionate Voting Power of such securities beneficially owned by such person to 15% or more of the Voting Power, if such transaction is approved by a majority of the members of the Board of Directors of the Company, unless such person was an Acquiring Person prior to such acquisition of shares from the Company; or (B) an acquisition by the Company of the Company's voting securities, unless such person thereafter acquires additional voting securities of the Company (other than pursuant to a stock dividend, stock split, recapitalization or similar transaction) or; (y) has become beneficial owner of 15% or more of the Voting Power of the Company inadvertently(as determined by a majority of the Board of Directors) and divests as promptly as practicable such number of voting securities so as to no longer be an Acquiring Person; or (b) the Company's first notice of or other determination that a person has become an Acquiring Person (the first to occur of the events in clause (a) or (b) above being called the "Stock Acquisition Date"): or

                           (ii) the close of business of the date (or such
                      other date as determined by the Board of Directors prior to the time any person becomes an Acquiring Person) which is ten days following the commencement or first public announcement of the intention of any person (other than (a) the Company, (b) any subsidiary of the Company, or (c) any employee benefit plan of the Company or a subsidiary of the Company or entity holding securities of the Company for or pursuant to the terms of such a plan) to make a tender offer or exchange offer (if such intention to commence remains in effect for five days after such commencement or announcement), without the prior written approval of a majority of the Board of Directors, for 15% or more of the Voting Power of the Company (the earlier of the dates in clause (i) or (ii) above being called the "Distribution Date")."

                  o A new paragraph will be added to Item 1 after the revised second paragraph to read in its entirety as follows:

                      "All references to 15% percentage ownership thresholds in the preceding paragraph will be 20% with respect to the percentage ownership percentage of Steel Partners L.L.C., Steel Partners II, L.P. and their affiliates and associates."


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                  o   The second sentence of the eleventh paragraph of Item 1,
                      which currently reads as follows:

                      "In addition, prior to an event giving rise to the Merger Right, a majority of the Board of Directors may elect to redeem the Rights in whole, but not in part, at the Redemption Price if : (i) following the occurrence of a Stock Acquisition Date, either an Acquiring Person shall have disposed of a number of shares of voting securities of the Company in a manner satisfactory to the Board of Directors such that such person is no longer the beneficial owner of more than 20% of the Company's Voting Power and no other Acquiring Person exists immediately thereafter or (ii) following a change (resulting from a proxy or consent solicitation) in a majority of the Board of Directors of the Company in office at the commencement of such solicitation if any person who is a participant in such solicitation has stated (or, if upon the commencement of such solicitation, a majority of the Board of Directors has determined in good faith) that such person intends to take, or may consider taking, any action which would result in such person becoming an Acquiring Person."

                      will be deleted in its entirety and will be replaced by the following:

                       "In addition, prior to an event giving rise to the
                      Merger Right, a majority of the Board of Directors may elect to redeem the Rights in whole, but not in part, at the Redemption Price if : (i) following the occurrence of a Stock Acquisition Date, either an Acquiring Person shall have disposed of a number of shares of voting securities of the Company in a manner satisfactory to the Board of Directors such that such person is no longer the beneficial owner of 15% or more of the Company's Voting Power and no other Acquiring Person exists immediately thereafter or (ii) following a change (resulting from a proxy or consent solicitation) in a majority of the Board of Directors of the Company in office at the commencement of such solicitation if any person who is a participant in such solicitation has stated (or, if upon the commencement of such solicitation, a majority of the Board of Directors has determined in good faith) that such person intends to take, or may consider taking, any action which would result in such person becoming an Acquiring Person. The 15% percentage ownership threshold in this paragraph shall be 20% with respect to the ownership percentage for Steel Partners L.L.C., Steel Partners II, L.P. and their affiliates and associates."

ITEM 2. EXHIBITS.

                  4.1 Rights Agreement dated as of August 27, 1998, between Angelica Corporation and UMB Bank, N.A., which includes as Exhibit A, the Certificate of Designation, Preferences and Rights of Class B Series 2 Junior Participating Preferred Stock, as Exhibit B, the Form of Rights Certificate, and as Exhibit C, the Summary of Preferred Stock Purchase Rights (incorporated by reference from Exhibit 1 to the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 28, 1998).

                  4.2 Form of Amendment No. 1 to Rights Agreement, dated as of August 29, 2006, between Angelica Corporation and
                       UMB Bank, N.A., which includes as Exhibit A, an Amendment to the Certificate of Designation
                       Preferences and Rights of Class B Series 2 Junior Participating Preferred Stock (incorporated by reference from


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                       Exhibit 4.1 to the Company's Current Report on Form 8-K
                       filed with the Securities and Exchange Commission on September 5, 2006).

                  4.3 Form of Amendment No. 2 to Rights Agreement, dated as of September 19, 2006, between Angelica Corporation and
                       UMB Bank, N.A. (incorporated by reference from
                       Exhibit 4.1 to the Company's Current Report on Form
                       8-K filed with the Securities and Exchange
                       Commission on September 22, 2006).

                                  SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                   ANGELICA CORPORATION


Dated: September 22, 2006          /s/ Steven L. Frey
                                   ---------------------------------------------
                                   Steven L. Frey
                                   Vice President, General Counsel and Secretary


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                                EXHIBIT INDEX
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Exhibit No.   Description of Exhibit

4.1 Rights Agreement dated as of August 27, 1998, between Angelica Corporation and UMB Bank, N.A., which includes as Exhibit A, the Certificate of Designation, Preferences and Rights of Class B Series 2 Junior Participating Preferred Stock, as Exhibit B, the Form of Rights Certificate, and as Exhibit C, the Summary of Preferred Stock Purchase Rights (incorporated by reference from Exhibit 1 to the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 28, 1998).

4.2 Form of Amendment No. 1 to Rights Agreement, dated as of August 29, 2006, between Angelica Corporation and UMB Bank, N.A., which includes as Exhibit A, an Amendment to the Certificate of Designation Preferences and Rights of Class B Series 2 Junior Participating Preferred Stock (incorporated by reference from Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2006).

4.3 Form of Amendment No. 2 to Rights Agreement, dated as of September 19, 2006, between Angelia Corporation and UMB Bank, N.A. (incorporated by reference from Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 22, 2006).


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